Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Dime Community Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Newly Registered Securities
Fees To be Paid	Equity	Common Stock, $0.01 Par Value	457(o) and 457(r)	4,492,187	$32.00	$143,749,984	0.00015310	$22,008.13
					Total offering amounts
					Total fees previously paid			—
					Total fee offsets			—
					Net fee due			$22,008.13

(1)	Includes 585,937 shares of common stock issuable upon the exercise of the underwriters’ over-allotment option to purchase additional shares of common stock.

(2)	The filing fee is calculated in accordance with 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rule 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-264390 filed on April 20, 2022.